As filed with the Securities and Exchange Commission on November 3, 1994.

                                                    Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                       Kansas City Power & Light Company
            (Exact name of registrant as specified in its charter)


             Missouri                                          44-0308720
  (State or other jurisdication                             (I.R.S. Employer
 of incorporation or organization)                         Identification No.)


                                   1201 Walnut
                        Kansas City, Missouri 64106-2124
                                 (816) 556-2200
          (Address, including zip code, and telephone number, including area code, of registrant's prinicipal executive offices)

          Jeanie Sell Latz, Vice President-Law and Corporate Secretary
                                   1201 Walnut
                        Kansas City, Missouri 64106-2124
                                 (816) 556-2936
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.    [ X ]

                                    CALCULATION OF REGISTRATION FEE


                                                Proposed            Proposed
                                                 Maximum             Maximum
Title of Each Class of                          Offering            Aggregate           Amount of
   Securities to be         Amount to be        Price per           Offering          Registration
      Registered             Registered           Unit                Price                Fee

   Medium-Term Notes        $125,000,000*        100%**          $125,000,000**          $43,104

 * Any Medium-Term Notes which are issued and sold will be secured by a Mortgage Bond having the same principal amount and terms as the Medium-Term Notes so issued.

**      Estimated solely for purposes of calculation of registration fee.


    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


PROSPECTUS
                               $125,000,000

                     KANSAS CITY POWER & LIGHT COMPANY

                         Secured Medium-Term Notes

             Due from 9 months to 30 years from Date of Issue
                               _____________

      Kansas City Power & Light Company (Company) intends to offer from time to time up to $125,000,000 aggregate principal amount of its Secured Medium-Term Notes (Notes) having maturities of from 9 months to 30 years from the date of issue. The Notes will be issued only in fully registered form, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will bear interest at a fixed rate to be determined by the Company at or prior to the sale thereof (Fixed Rate Note) or at a floating rate (Floating Rate Note). Interest rates and interest rate formulas may vary with each Note issued by the Company. Unless otherwise specified in the applicable Pricing Supplement, the interest payment dates (Interest Payment Dates) for each Fixed Rate Note will be May 1 and November 1 of each year and at maturity or if applicable upon redemption at the option of the Company. The Interest Payment Dates for each Floating Rate Note will be established on the issue date and will be set forth therein and in a pricing supplement to this prospectus (Pricing Supplement).

      The Notes will be secured by a Bond (Pledged Bond) issued, and pledged by the Company, to the Trustee under the Indenture for the Notes. The outstanding principal amount of the Pledged Bond will at all times be equal to the outstanding principal amount of the Notes. The Pledged Bond is payable in installments, and bears interest, corresponding to the required payments of principal of and any premium and interest on the Notes. Payments on the Notes will constitute payments on the Pledged Bond. The Pledged Bond is secured by a lien on certain property owned by the Company. See "Description of Bonds."

      Each Note will be represented by a Global Note registered in the name of the Depository Trust Company, as Depositary, or its nominee, unless otherwise specified in the applicable Pricing Supplement. Beneficial interests in Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Global Notes will not be issuable as certificated securities except under circumstances described herein.

      The aggregate principal amount of, interest rate, purchase price, maturity and redemption, if applicable, and any other material financial terms not described herein of each issue of Notes will be set forth in the applicable Pricing Supplement.
                                ____________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, OR ANY PRICING SUPPLEMENT HERETO.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ____________

___________________________________________________________________________

                Price to           Agents'                  Proceeds
                Public (1)     Commission (2)(3)       to Company (2)(4)
___________________________________________________________________________

Per Note ...         100%        .125% - .750%       99.875% - 99.250%
Total.......   $125,000,000    $156,250-$937,500    $124,843,750-$124,062,500
___________________________________________________________________________


(1) Unless otherwise indicated in a Pricing Supplement, Notes will be issued at 100% of their principal amount.
(2) The Company will pay to the Agents a commission ranging from .125% to .750% of the principal amount of any Note, depending on its stated maturity, sold through the Agents. The Company also may sell Notes to the Agents at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by the Agents. In the case of Notes sold directly to investors by the Company, no discount will be allowed or commission paid.
(3) The Company has agreed to indemnify the Agents against certain civil liabilities under the Securities Act of 1933.
(4) Before deduction of expenses payable by the Company estimated at $92,104.

                             ________________


      The Notes will be offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable efforts to solicit purchasers of the Notes. The Company reserves the right to sell Notes directly to purchasers on its own behalf. The Company also may sell Notes to the Agents acting as principal for resale to one or more purchasers. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agents may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution of Notes."

                             ________________

Merrill Lynch & Co.                                         Smith Barney Inc.
                             ________________


              The date of the Prospectus is _________ , 1994.

                           AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (Exchange Act) and in accordance therewith files reports and other information with the Securities and Exchange Commission (Commission). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 W. Madison Street, 14th floor, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange and the Midwest Stock Exchange, on which Exchanges certain securities of the Company are listed.


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents heretofore filed with the Commission pursuant to the Exchange Act are hereby incorporated in this Prospectus by reference and made a part hereof:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

      2. The Company's Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994.

      3.    The Company's Current Report on Form 8-K dated February 11, 1994.


      All documents filed with the Commission by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated in this Prospectus by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently-filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests should be directed to Corporate Secretary, Kansas City Power & Light Company, 1201 Walnut, Kansas City, Missouri 64106 (Telephone: (816) 556-2053).

                                THE COMPANY

      The Company, a Missouri corporation, is a medium-size electric utility, headquartered in downtown Kansas City, which generates and distributes electricity to over 419,000 customers in a 4,700-square mile area located in 23 counties in western Missouri and eastern Kansas. Customers include 368,000 residences, 49,000 commercial firms, and over 2,000 industries, municipalities and other electric utilities. About two-thirds of total Kwh sales and revenue are from Missouri customers and the remainder from Kansas. The address of the Company's principal executive office is 1201 Walnut, Kansas City, Missouri 64106 (Telephone: (816) 556-2200).


                      SELECTED FINANCIAL INFORMATION

Income Statement Information

                                                               Twelve Months
                                                                   Ended
                                Year Ended December 31,        Sept. 30, 1994

                             1991        1992         1993       (Unaudited)

                                       (Thousands)

Operating revenues......   $825,101    $802,668     $857,450     $877,002
Operating income........   $171,308    $140,574     $156,302     $148,117
Net income..............   $103,893    $ 86,334     $105,772     $104,087


Ratios

                                                                  Twelve
                                                                  Months
                                                                  Ended
                               Year Ended December 31,       Sept. 30, 1994

Ratios of Earnings to    1989   1990    1991    1992   1993    (Unaudited)
Fixed Charges            2.92   2.96    3.22    3.12   3.80       4.01

Capitalization Summary
                                                      September 30, 1994
                                                         (Thousands)
                                                         (Unaudited)

Long-term debt*.....................................    $  754,686
Preferred stock.....................................        90,596
Common equity.......................................       879,104
      Total.........................................    $1,724,386

*Excluding current maturities of long-term debt included in current liabilities.

                          APPLICATION OF PROCEEDS

      The net proceeds from the sale of the Notes offered hereby will be added to the general funds of the Company and used to refund maturing long-term indebtedness and for other general corporate purposes.

                           DESCRIPTION OF NOTES

      The following statements are a summary only, do not purport to be complete, and are subject to the detailed provisions of the Note Indenture (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), to which reference is hereby made. This summary incorporates by reference certain Articles and Sections of the Note Indenture specifically enumerated below and is qualified in its entirety by such reference. Certain of the terms used below are used herein with the meanings ascribed to such terms by the Note Indenture.

General

      The Notes will be issued under an Indenture dated as of November 1, 1994 Note Indenture), between the Company and The Bank of New York, as Trustee (Note Trustee). The Notes are the only securities which may be issued under the Note Indenture.

      The Notes are limited to a maximum aggregate principal amount of $125,000,000, which may be reduced by the Company (Note Indenture Section 2.03).

      Each Note will be issued initially as a Book-Entry Note or a Certificated Note in fully registered form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (Note Indenture Section 2.04).

      The Notes will be offered on a continuing basis and will mature from nine months to thirty years from the Original Issue Date, as selected by the initial purchaser and agreed to by the Company. Each Note will bear interest at (a) a fixed rate or (b) a floating rate determined by reference to a Base Rate (as defined below) which may be adjusted by a Spread or Spread Multiplier (each as defined below).

      The Pricing Supplement relating to the Notes will describe the following terms (a) the purchase price of such Notes (Issue Price) which may be expressed as a percentage of the principal amount at which such Notes will be issued; (b) the date on which such Notes will be issued (Original Issue
Date); (c) the date on which the principal of such Notes will become due and payable (Maturity Date); (d) whether such Notes are Fixed Rate Notes or Floating Rate Notes; (e) if such Notes are Fixed Rate Notes, the rate per annum at which such Notes will bear interest; (f) if such Notes are Floating Rate Notes, the terms relating to the particular method of calculating the interest rate for such Notes; (g) the date or dates from which any such interest shall accrue and the date or dates on which any such interest shall be payable (Interest Payment Dates); (h) the terms for redemption, if any;
(i) whether the Notes will be issued as a Book-Entry or Certificated Notes; and (j) any other terms of such Notes (Note Indenture Section 2.05).

      The Notes will not have any conversion rights.

      The Note Indenture does not provide any protection for holders of Notes in the event of a highly leveraged transaction.

      The Notes may be presented for registration of transfer or exchange at the office of the Note Trustee in The City of New York, and the Note Trustee will perform certain other duties with respect to the Notes.

Payment of Principal and Interest

      Principal of and interest on Book-Entry Notes will be paid in immediately available funds in the manner described below under "Book-Entry Notes." Interest on Certificated Notes will be paid at the Company's option by check mailed or by wire transfer to the registered holder thereof on the Record Date for such interest. The principal of and interest at maturity on all Notes will be paid in immediately available funds at the office of the Note Trustee, in The City of New York, to the holder of record of such Notes on the date of such payment, provided that the Notes are presented to the Note Trustee in time for the Note Trustee to make such payments in such funds in accordance with its normal procedures (Note Indenture Section 2.04).

      Interest payments will be made on each Interest Payment Date commencing with the first Interest Payment Date following the Original Issue Date; provided, however, that the first payment of interest on any Note originally issued between a Record Date and an Interest Payment Date will occur on the second Interest Payment Date following the Original Issue Date.

Redemption

      The Notes may be redeemable, in whole or in part, at the general redemption prices set forth in the Pricing Supplement for all redemptions.
If at the time notice of redemption is given the redemption moneys are not on deposit with the Note Trustee, the redemption may be subject to their deposit with the Note Trustee on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

Record Date

      Unless otherwise indicated in the Pricing Supplement, the Record Date for Fixed Rate Notes and Floating Rate Notes will be the fifteenth day preceding each Interest Payment Date (Note Indenture Section 1.02).

Fixed Rate Notes

      The Fixed Rate Notes will bear interest from the later of the Original Issue Date or the most recent date to which any interest has been paid or duly provided for at the fixed rate per annum specified therein and in the applicable Pricing Supplement, until the principal of such Notes is paid or made available for payment. Interest on Fixed Rate Notes will be payable semi-annually each May 1 and November 1 (unless otherwise indicated in the applicable Pricing Supplement) and at maturity or redemption, if applicable. Each payment of interest will include interest accrued to but excluding the Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months (Note Indenture Section 2.04).

Floating Rate Notes

      Interest on Floating Rate Notes will be determined by reference to a "Base Rate", which shall be the "Commercial Paper Rate" (Commercial Paper Rate Notes), "LIBOR" (LIBOR Notes), or the "Treasury Rate" (Treasury Rate Notes), each as defined below, based upon the Index Maturity and adjusted by a Spread or Spread Multiplier, if any, as specified in the applicable Pricing Supplement. The "Index Maturity" is the period to maturity of the instrument or obligation from which the Base Rate is calculated. The "Spread" is the number of basis points above or below the Base Rate applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage of the Base Rate applicable to the interest rate for such Floating Rate Notes. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Notes theretofore issued or as to which an offer has been accepted by the Company.

      The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. The "Interest Reset Date" will be, in the case of Floating Rate Notes which reset (a) daily, each Business Day; (b) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which reset the Tuesday of each week, except as specified below); (c) monthly, the third Wednesday of each month; (d) quarterly, the third Wednesday of March, June, September and December; (e) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (f) annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day and provided, that if in the case of a Treasury Rate Note, an Interest Reset Date shall fall on a day on which the Treasury auctions Treasury bills, then such Interest Reset Date shall instead be the first Business Day following such auction.

      The interest rate applicable to each Interest Accrual Period commencing on an Interest Reset Date will be the rate determined as of the "Interest Determination Date" and will be calculated either on such Interest Determination Date or on or prior to the applicable Calculation Date (as hereinafter defined). The Interest Determination Date with respect to Commercial Paper Rate Notes will be the second Business Day preceding the Interest Reset Date. The Interest Determination Date with respect to LIBOR Notes will be the second London Banking Day preceding the Interest Reset Date. The Interest Determination Date with respect to Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills normally would be auctioned; provided, however, that if as a result of a legal holiday an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date shall be such preceding Friday.

      A Floating Rate Note may also have either or both of the following: (a) a maximum limit (Maximum Interest Rate), or ceiling, on the rate of interest which may accrue during any Interest Accrual Period; and (b) a minimum limit (Minimum Interest Rate), or floor, on the rate of interest which may accrue during any Interest Accrual Period. In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Notes pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by applicable state law, as the same may be modified by United States law of general application.

      The applicable Pricing Supplement will specify each variable term with respect to the Floating Rate Notes, including the following: Initial Interest Rate, Interest Reset Dates, Interest Payment Dates, Index Maturity, Maturity, Maximum Interest Rate and Minimum Interest Rate, if any, the Spread or Spread Multiplier, if any, and terms of redemption, if any.

      The Floating Rate Notes will bear interest from the date of issue at the rates determined as described below until the principal thereof is paid or otherwise made available for payment. Except as provided below, interest will be payable on their Interest Payment Date, which shall be, in the case of Floating Rate Notes which reset (a) daily, weekly or monthly: the third Wednesday of each month or the third Wednesday of March, June, September and December of each year as specified in the applicable Pricing Supplement; (b) quarterly: the third Wednesday of March, June, September and December of each year; (c) semiannually: the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; (d) annually: the third Wednesday of the month specified in the applicable Pricing Supplement; and, in each case, at maturity or earlier redemption.

      If any Interest Payment Date (other than at maturity or earlier redemption) for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or date of redemption of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date or date of redemption.

      Unless otherwise specified in the Pricing Supplement, interest payments shall be the amount of interest accrued from the Original Issue Date or from the last date to which interest has been paid to, but excluding, the Interest Payment Date. In the case of a Floating Rate Note on which interest is reset daily or weekly, interest payments shall be the amount of interest accrued from the Original Issue Date or from the last date to which interest has been paid, as the case may be, to, and including, the Record Date immediately preceding such Interest Payment Date, except that at maturity, the interest payable will include interest accrued to, but excluding, the Maturity Date.

      With respect to a Floating Rate Note, accrued interest is calculated by multiplying the face amount of such Floating Rate Notes by an Accrued Interest Factor. Such Accrued Interest Factor is computed by adding the Interest Factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which Accrued Interest is being calculated. The Interest Factor for each such day is computed by dividing the interest rate applicable to such day by 360 in the case of Commercial Paper Rate Notes and LIBOR Notes or by the actual number of days in the year in the case of Treasury Rate Notes.

      All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or
.0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

      Unless otherwise provided for in the applicable Pricing Supplement, The Bank of New York will be the "Calculation Agent." Upon the request of the registered holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. The Company, or the Calculation Agent, will notify the Trustee of each determination of the interest rate applicable to any such Floating Rate Note promptly after such determination is made. The "Calculation Date", where applicable, pertaining to any Interest Determination Date will be the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day.

      The interest rate in effect with respect to a Floating Rate Note from the date of issue to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

Commercial Paper Rate Notes

      Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a Commercial Paper Rate Interest Determination Date), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication (H.15(519)), under the heading "Commercial Paper." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication (Composite Quotations) under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

      "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                             D x 360
            Money Market Yield      =     -------------  x 100
                                          360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Interest Accrual Period for which interest is being calculated.

      Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a Commercial Paper Rate Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the ten days immediately prior to the maturity date (or any date of redemption) will be that in effect on the tenth day preceding such maturity date (or any date of redemption).

LIBOR Notes

      LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, LIBOR with respect to any Interest Determination Date relating to a LIBOR Note (a LIBOR Interest Determination Date) will be the rate determined on the basis of the offered rates for deposits (in United States dollars and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time for the period of the Index Maturity specified in the applicable Pricing Supplement), commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, which appears as of 11:00 A.M., London time, on the Reuters Screen LIBO Page on the Reuters Monitor Rates Service on the LIBOR Interest Determination Date. If at least two such offered rates appear on the Reuters Screen LIBO Page, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percent) of such offered rates as determined by the Calculation Agent. If fewer than two such offered rates appear, the Calculation Agent shall request the principal London office of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with a quotation of their offered rates for deposits (in United States dollars for the period of the applicable Index Maturity and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time) at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will equal the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will equal the arithmetic mean of the rates quoted by three major banks in The City of New York, as selected by the Calculation Agent, at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date for loans to leading European banks (in United States dollars for the period of the applicable Index Maturity and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time) commencing on the second London Banking Day following such LIBOR Interest Determination Date; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as set forth above, LIBOR will be LIBOR in effect on such LIBOR Interest Determination Date.

      Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a LIBOR Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the ten days immediately prior to the maturity date (or any date of redemption) will be that in effect on the tenth day preceding such maturity date (or any date of redemption).

Treasury Rate Notes

      Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a Treasury Rate Interest Determination
Date), the rate applicable to the most recent auction of direct obligations of the United States (Treasury bills) having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury bills-auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Treasury Rate will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

      Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a Treasury Rate Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and for the ten days immediately prior to the maturity date (or any date of redemption) will be that in effect on the tenth day preceding such maturity date (or any date of redemption).

Security

      The payment of the principal of and any premium and interest on the Notes will be secured by the Pledged Bond issued, pledged and delivered by the Company to the Note Trustee for the benefit of the holders of the Notes (Note Indenture Article Four). The outstanding principal amount of the Pledged Bond will at all times be equal to the outstanding principal amount of the Notes. The Pledged Bond is payable in installments, and bears interest, corresponding to the required payments of principal of and any premium and interest on the Notes. Payments on the Notes will constitute payments on the Pledged Bond. The Pledged Bond is secured by a lien on certain property owned by the Company. See "Description of Bonds - Security and Priority."

Events Of Default

      Events of Default with respect to the Notes are defined in the Note Indenture as including: (a) default for 30 days in the payment of any interest installment due on the Notes; (b) default for one day in the payment of principal of or any premium on the Notes; (c) default in performance of any other covenant in the Note Indenture for 60 days after notice to the Company by the Note Trustee or to the Company and the Note Trustee by the holders of at least 25% of the principal amount of the outstanding Notes; (d) certain events of bankruptcy, insolvency and reorganization of the Company; and (e) an event of Default (as defined in the Mortgage Indenture pursuant to which the Pledged Bond has been issued) occurs and the principal of all Mortgage Bonds (including the Pledged Bond) has been declared and become due and payable in the manner and with the effect provided in the Mortgage Indenture. If an Event of Default occurs and is continuing, the Note Trustee or the holders of at least a majority of the principal amount of the outstanding Notes may declare all of the Notes to be due and payable immediately, subject to the right of the holders of a majority of the principal amount of the outstanding Notes (i) to waive certain defaults prior to such declaration, and (ii) to waive such default and rescind such declaration in certain circumstances (Note Indenture Sections 8.01 and 8.08).

      The Note Indenture entitles the Note Trustee, subject to the duty of the Note Trustee during default to act with the required standard of care, to be indemnified by the holders of the Notes before proceeding to exercise at the request of such holders any right or power under the Note Indenture (Note Indenture Section 8.04). The Note Indenture also provides that the holders of a majority of the principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee, or exercising any trust or power conferred on the Note Trustee, with respect to the Notes (Note Indenture Section 8.08).

      The Note Indenture contains a covenant that the Company will file annually with the Note Trustee a certificate stating that no default has occurred under the Note Indenture, or if any such default has occurred, a certificate specifying such default and its nature and status. The Company is obligated to give to the Note Trustee written notice of the occurrence of an Event of Default within five days of it becoming aware of such occurrence (Note Indenture Section 6.04).


Modification of the Note Indenture

      The Note Indenture permits the Company and the Note Trustee, with the consent of the holders of at least 50% of the principal amount of the outstanding Notes, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Note Indenture or any supplemental indenture or modifying the rights of the holders of Notes, except that no such supplemental indenture may (i) change the maturity of any Note, or reduce the rate or extend the time of payment of any interest on any Note; or change the method of calculating interest, for any of the terms used in the calculation of interest, or the period for which interest is payable, on any Note; or reduce the principal amount of any Note or any premium thereon; or change the currency of payment of any Note; or change the date on which any Note may be redeemed; or adversely affect the rights of the holder of any Note to institute suit for the enforcement of any payment of principal of or any premium or interest on such Note, in each case without the consent of the holder of each such Note so affected, including Notes for which any offer has been accepted by the Company, or (ii) reduce the aforesaid percentage of the principal amount of Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all outstanding Notes (Note Indenture Section 13.02).

Defeasance and Discharge

      The Note Indenture provides that the Company will be discharged from any and all obligations in respect of the Notes and the Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, and maintain paying agencies) and thereafter the holders of Notes shall look only to the Note Trustee for payment from the deposit in trust hereinafter described, if the Company irrevocably deposits with the Note Trustee, in trust for the benefit of holders of Notes, money or U.S. Government Obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to make all payments of principal of and any premium and interest on the Notes on the dates such payments are due in accordance with the terms of the Note Indenture and the Notes, provided that the Note Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal of and any premium and interest on the Notes (Note Indenture Section 5.01).

Book-Entry Notes

      Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in whole or in part in book-entry form (Book-Entry Notes). Upon issuance, all such Book-Entry Notes having identical terms and provisions will be represented by a single global security (each, a Global
Note). Unless otherwise specified in a Pricing Supplement, each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company (the Depositary), and registered in the name of a nominee of the Depositary. Except as set forth below, a Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or any nominee to a successor of the Depositary or a nominee of such successor (Note Indenture Section 2.12).

      The Depositary has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

      Upon the issuance of Book-Entry Notes by the Company represented by a Global Note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Agent through or by which such Book-Entry Notes are sold. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a Global Note will be evidenced only by, and the transfer of any such ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Note. Ownership of beneficial interests in such a Global Note by persons that hold through participants will be evidenced only by, and the transfer of any such ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

      So long as the Depositary, or its nominee, is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Notes represented by such Global Note for all purposes under the Note Indenture dated as of November 1, 1994. Except as provided below, owners of beneficial interests in a Global Note representing Book-Entry Notes will not be entitled to have such Book-Entry Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the Indenture or such Global Note. The Company understands that, under existing industry practice, in the event that the Company requests any action of holders of Book-Entry Notes or an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Payments of principal, interest and premium, if any, on the Book-Entry Notes represented by one or more Global Notes will be made by the Company through the Trustee to the Depositary, or its nominee, as the case may be, as the registered owner of such Global Note or Notes. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests. The Company expects that the Depositary, upon receipt of any payment of principal, interest and premium, if any, in respect of a Global Note, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

      The Company will issue Notes in certificated form in exchange for Global Notes representing Book-Entry Notes only if (a) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, (b) the Company at any time determines not to have Book-Entry Notes represented by one or more Global Notes, or (c) an event of default under the Note Indenture has occurred and is continuing. In any such instance, an owner of a beneficial interest in any Global Note will be entitled to physical delivery of Notes in certificated form which are equal in principal amount to such beneficial interest and to have such Notes registered in its name. Such Notes so issued will be issued in registered form only without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof (Note Indenture
Section 2.12).

Concerning the Note Trustee

      The Note Trustee is the trustee for the Company's $___________ principal amount of currently outstanding Medium-Term Notes issued under Indentures dated April 1, 1991, February 15, 1992, and November 15, 1992.


                           DESCRIPTION OF BONDS

      The Pledged Bond is one of the Mortgage Bonds (Bonds) issued under a General Mortgage Indenture and Deed of Trust, dated as of December 1, 1986, as supplemented from time to time (Mortgage Indenture), executed by the Company to UMB Bank, N.A. (formerly United Missouri Bank of Kansas City, n.a.) as Trustee (Mortgage Trustee). The Pledged Bond is the only Bond in the series designated "Mortgage Bond, Medium-Term Series E" which is issued under the Tenth Supplemental Indenture to the Mortgage Indenture; the other series of outstanding Bonds are Mortgage Bond, Medium-Term Series B securing $122,750,000 principal amount of outstanding Medium-Term Notes; Mortgage Bond, Medium-Term Series C securing $150,000,000 principal amount of outstanding Medium-Term Notes; Mortgage Bond, Medium-Term Series D securing $__________ principal amount of outstanding Medium Term Notes; Mortgage Bond Series 1992 securing $31,000,000 State Environmental Improvement and Energy Resources Authority of the State of Missouri Environmental Improvement Revenue Refunding Bonds (Kansas City Power & Light Company Project) Series 1992; Mortgage Bond Series 1993A securing $12,366,000 State of Missouri Environmental Improvement Revenue Refunding Bonds Series 1993; Mortgage Bond Series 1993B securing $79,480,000 City of Burlington, Kansas, Environmental Improvement Revenue Refunding Bonds; and Mortgage Bond Series 1994 securing $35,922,500 City of La Cygne, Kansas, Environmental Improvement Revenue Refunding Bonds which are outstanding.

      The following statements are an outline only, do not purport to be complete, and are subject to the detailed provisions of the Mortgage Indenture (copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part), to which reference is hereby made. This outline incorporates by reference certain Articles and Sections of the Mortgage Indenture specifically enumerated below and is qualified in its entirety by such reference. Certain of the terms used below are used herein with the meanings ascribed to such terms by the Mortgage Indenture.

      The Pledged Bond is issued to the Note Trustee and may not be transferred except to a successor Note Trustee under the Note Indenture. Payment of principal of and any premium and interest on the Notes will constitute payments of principal of and any premium and interest on the Pledged Bond.

Security and Priority

      The Company's principal plants and properties, insofar as they constitute real estate, are owned in fee; certain other facilities of the Company are located on premises held by the Company under leases, permits or easements; and the Company's electric transmission and distribution lines and systems (which constitute a substantial portion of the Company's investment in physical property) are for the most part located over or under highways, streets, other public places or property owned by others for which permits, grants, easements, licenses or franchises (deemed satisfactory but without examination of underlying land titles) have been obtained.

      The Mortgage Indenture constitutes a first mortgage lien upon substantially all of the fixed property and franchises of the Company, consisting principally of electric generating plants, electric transmission and distribution lines and systems, and buildings, subject to Permissible Encumbrances (Mortgage Indenture Section 1.03 (ff)). The Mortgage Indenture subjects to the lien thereof property, of the character initially mortgaged, which is acquired by the Company subsequent to December 1, 1986. Such after-acquired property may be subject to Prior Liens which secure debt outstanding at the time of such acquisition in an amount not in excess of 75% of the Cost or Fair Value, whichever is less, of such after-acquired property at such time (Mortgage Indenture Section 1.03 (ff)(xv)).

      The property excepted from the lien of the Mortgage Indenture consists principally of: cash and securities (unless deposited with the Mortgage Trustee); contracts, accounts receivable, leases and operating agreements; equipment, spare parts, tools, materials, supplies and fuel held for sale or lease in the ordinary course of business or for use or consumption in, or the operation of, any properties of, or for the benefit of, the Company, or held in advance of use thereof for maintenance or fixed capital purposes; electricity, gas, steam, water, ice and other materials, products or services for sale, distribution or use; vehicles; leasehold interests and leasehold improvements; minerals and mineral rights; nuclear fuel, cores and materials; and other real and personal property which is not an integral part of the electric and any steam generating, transmission and distribution operations of the Company (Mortgage Indenture Section 1.03 (s)).

      The Bonds will rank equally and ratably (except as to sinking funds and other analogous funds established for the exclusive benefit of a particular series) with all Bonds, regardless of series, from time to time issued and outstanding under the Mortgage Indenture.

      The Mortgage Indenture provides that the Mortgage Trustee shall have a lien on the Mortgaged Property, prior to the Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities (Mortgage Indenture Section 14.09).

Issuance of Additional Bonds

      The maximum principal amount of Bonds which may be issued under the Mortgage Indenture is not limited. Bonds of any series may be issued from time to time in principal amounts equal to:

      (1) 75% of the lesser of the Cost or Fair Value of Unbonded Bondable Property, after deducting 133 1/3% of the principal amount of all Prior Lien Bonds which are (a) outstanding and secured by a Prior Lien on Bondable Property owned by the Company at December 1, 1986, and (b) outstanding and secured by a Prior Lien, other than due solely to an after acquired property clause, on Bondable Property at the date of its acquisition by the Company after such date;

      (2) the principal amount of Bonds and Prior Lien Bonds which have been retired or purchased or acquired by the Company since the date of the Mortgage Indenture or are then being retired or purchased or acquired by the Company, and which have not theretofore been Bonded; or

      (3) the amount of cash deposited with the Mortgage Trustee for such purpose.


(Mortgage Indenture Articles III, IV, V and VI)

      Bondable Property includes: the Company's electric and any steam generating, transmission and distribution properties; construction work in progress; property in the process of purchase to which the Company has legal title; fractional and undivided interests of the Company in property; engineering, financial, economic and legal and other surveys, data processing equipment and software associated with the acquisition or construction of property; paving, grading and other improvements to property owned by others but used by the Company; and certain property owned by the Company located on property owned by others, including governments (Mortgage Indenture Section
1.03 (h)).

      The amount of Bondable Property is the lesser of its Cost or Fair Value determined in accordance with Generally Accepted Accounting Principles in effect at December 1, 1986 or, at the option of the Company, at the date of their determination (Mortgage Indenture Section 1.03 (h)). In determining Generally Accepted Accounting Principles, the Company may conform to accounting orders from any governmental regulatory commission (Mortgage Indenture Section 1.03 (u)).

      It is expected that the Mortgage Bond will be issued on the basis of the deposit of cash. At September 30, 1994, the Company had approximately $2,065,535,000 of Unbonded Bondable Property and $246,902,000 of retired Bonds and Prior Lien Bonds entitling it, in accordance with the limitations described above, to issue approximately $1,796,053,000 of Bonds.

Withdrawal of Certain Cash

      Cash deposited with the Mortgage Trustee as a basis for the issue of additional Bonds may be withdrawn by the Company in the amount of:

      (1) 75% of the lesser of Cost or Fair Value of Unbonded Bondable Property, after deducting 133 1/3% of the principal amount of all Prior Lien Bonds which are (a) outstanding and secured by a Prior Lien on such Bondable Property owned by the Company at December 1, 1986, and (b) outstanding and secured by a Prior Lien, other than due solely to the after acquired property clause, on Bondable Property at the date of its acquisition by the Company after such date; or

      (2) the principal amount of Bonds and Prior Lien Bonds which have been retired or purchased or acquired by the Company since the date of the Mortgage Indenture or are then being retired or purchased or acquired by the Company, and which have not theretofore been Bonded.

(Mortgage Indenture Article XI)

Release and Substitution of Property

      Mortgaged Property may be released from the lien of the Mortgage
Indenture:

      (1) if after such release the Fair Value of the remaining Mortgaged Property equals or exceeds a sum equal to 133 1/3% of the aggregate principal amount of Bonds and Prior Lien Bonds outstanding; or

      (2) if, with some limitations, the Fair Value of the Mortgaged Property to be released is less than 1/2 of 1% of the principal amount of Bonds and Prior Lien Bonds outstanding, provided that the aggregate Fair Value of Mortgaged Property released in this manner in any period of 12 consecutive calendar months shall not exceed 1% of the aggregate principal amount of the Outstanding Bonds and Prior Lien Bonds outstanding; or

      (3) on the basis of (a) the deposit of cash or Governmental Obligations, (b) Unbonded Bondable Property to be acquired by the Company with the proceeds of, or otherwise in connection with, such release, or (c) a waiver of the right to issue Bonds on the basis of Bonds or Prior Lien Bonds which have been retired or purchased or acquired by the Company after December 1, 1986, and have not theretofore been Bonded (Mortgage Indenture Article X).


Modification of the Mortgage Indenture

      In general, modifications or alterations of the Mortgage Indenture and indentures supplemental thereto and of the rights or obligations of the Company and of the Bondholders, as well as waivers of compliance with the Mortgage Indenture (including indentures supplemental thereto) may be made, with the consent of the holders of a majority in principal amount of the Outstanding Bonds, if approved by the Company. Provisions relating to such modifications or alterations and waivers of compliance are subject to certain restrictions designed to safeguard the positions of the Bondholders and the Mortgage Trustee with respect to certain matters of basic importance, including payment of principal of and interest and premium (if any) on Bonds and creation of liens ranking prior to or on a parity with the lien of the Mortgage Indenture as to any Mortgaged Property (Mortgage Indenture Section
12.24 and Article XV).

Concerning the Mortgage Trustee

      The Company and its officers and directors have no material relationships with the Mortgage Trustee except that (a) the Mortgage Trustee is transfer agent and registrar for the Company's outstanding common and preferred stock, (b) the Mortgage Trustee is trustee of the Company's management pension fund and management health and welfare fund, and Employee Savings Plus Plan, (c) the Mortgage Trustee is one of the investment managers for the Company's management and union pension funds and health and welfare funds, and (d) the Company maintains general banking accounts with the Mortgage Trustee. The Mortgage Indenture provides that the holders of a majority in principal amount of the Outstanding Bonds have the right to require the Mortgage Trustee to take certain action on behalf of the Bondholders, but under certain circumstances the Mortgage Trustee may decline to follow such directions or to exercise certain of its powers (Mortgage Indenture Section 12.05). Prior to taking any such action the Mortgage Trustee is entitled to indemnity satisfactory to the Mortgage Trustee against costs, expenses and liabilities which may be incurred in the course of such action (Mortgage Indenture Section 12.16). This right does not, however, impair the absolute right of any holder of Bonds to enforce payment of the principal of, premium, if any, and interest on such Bonds when due (Mortgage Indenture Section 12.23). The Company has the right to remove the Mortgage Trustee and appoint a successor Mortgage Trustee not more frequently than once in any ten-year period (Mortgage Indenture Section 14.18).

Events of Default

      The Mortgage Indenture provides generally that a Default occurs upon: failure for ninety (90) days to pay interest when due on any Bonds; failure to pay when due the principal of, and premium, if any, on any Bonds issued under the Mortgage Indenture or the principal of, premium, if any, or interest on any outstanding Prior Lien Bonds, beyond any specified grace period; failure to perform or observe for ninety (90) days after notice of such failure any other of the covenants or conditions of the Company in the Mortgage Indenture, indentures supplemental thereto, or any of the Bonds issued thereunder; and the occurrence of insolvency, bankruptcy, receivership or similar events. In case of Default, the Mortgage Trustee or the holders of a majority in principal amount of the Outstanding Bonds may declare the principal of and interest on all Bonds to be immediately due and payable, but the holders of a majority in principal amount of the Outstanding Bonds may rescind such declaration if such Default has been cured (Mortgage Indenture Sections 12.02 and 12.04).

      The Company is required to file with the Mortgage Trustee such information, documents and reports with respect to compliance by the Company with the conditions and covenants of the Mortgage Indenture as may be required by the rules and regulations of the Commission (Mortgage Indenture
Section 17.02). The Company is not required to furnish any statement as to the absence of any Default.

                                  EXPERTS

      The financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, incorporated by reference in this Prospectus and in the Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein, in reliance upon the authority of said firm as experts in giving said reports.


                              LEGAL OPINIONS

      Legal matters with respect to the Notes offered hereby and the Pledged Bond will be passed upon for the Company by Jeanie Sell Latz, Vice President
- - Law of the Company, and for the Agents by Sidley & Austin, One First National Plaza, Chicago, Illinois 60603. Sidley & Austin will rely for purposes of their opinions upon the opinion of Ms. Latz as to matters of Missouri law. At September 30, 1994, Ms. Latz owned beneficially 1,495 shares of the Company's Common Stock; she also received options to purchase 7,375 shares of the Company's Common Stock at the fair market value on the dates of the grants. Sidley & Austin occasionally performs legal services for the Company.

      The statements herein under "Description of Bonds" and "Description of Notes," as to the matters of law and legal conclusions, have been prepared under the supervision of and reviewed by, and are made on the authority of Ms. Latz, who has given her opinion that such statements as to such matters and conclusions are correct.

                       PLAN OF DISTRIBUTION OF NOTES

      The Notes are being offered on a continuing basis by the Company through the Agents, which have agreed to use their reasonable efforts to solicit purchases of the Notes. The Company will pay to the Agents a commission of from .125% to .750% of the principal amount of each Note, depending on its maturity, sold through the Agents. The Company has reserved the right to appoint other agents from time to time on substantially similar terms; any such other agents will be named in the appropriate Pricing Supplement. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. The Agents will have the right, in their discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by them, in whole or in part.

      In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of 66 2/3% of the discount to be received by such Agent from the Company.
Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

      The Notes may also be sold by the Company directly to purchasers.

      Payment of the purchase price of Notes will be required to be made in funds immediately available in The City of New York.

      The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the 1933 Act). The Company has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the 1933 Act. The Company has agreed to reimburse the Agents for certain expenses.

      The Agents will not be obligated to make a market in the Notes. The Company cannot predict the activity of trading in, or liquidity of, the Notes.

      The Agents have in the past performed, and in the future may perform, various services for the Company in the ordinary course of business.

      No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, with respect to particular securities, the Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any agent, underwriter or dealer.
Neither this Prospectus nor any Prospectus
Supplement constitutes an offer to sell or a solicitation of any offer to buy any of the securities offered hereby or thereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus
Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.


                 TABLE OF CONTENTS

                                               PAGE

Available Information........................

Incorporation of Certain
  Information by Reference...................

The Company..................................

Selected Financial Information...............

Application of Proceeds......................

Description of Notes.........................

Description of Bonds.........................

Experts......................................

Legal Opinions...............................

Plan of Distribution of Notes................

                               $125,000,000






                                Kansas City
                               Power & Light
                                  Company






                               ____________



                                  SECURED
                             MEDIUM-TERM NOTES



                               ____________


                                PROSPECTUS

                             November __, 1994



                            Merrill Lynch & Co.



                             Smith Barney Inc.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expense of Issuance and Distribution.

      An estimate of such expense, other than underwriting commissions, is as follows:

Securities and Exchange Commission registration fee. . . . . . .$ 43,104
Printing, including preparation of securities. . . . . . . . . .   5,000
Trustee's fees and expenses. . . . . . . . . . . . . . . . . . .   4,000
Legal fees . . . . . . . . . . . . . . . . . . . . . . . . . . .  25,000
Blue Sky and legal investment expenses . . . . . . . . . . . . .   5,000
Accountant's fees and expenses . . . . . . . . . . . . . . . . .   5,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .   5,000

       Total . . . . . . . . . . . . . . . . . . . . . . . . . .$ 92,104

Item 15.    Indemnification of Officers and Directors.

      Section 351.355 RSMo (1986) provides as follows:

      1. A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in an manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      3. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

      4. Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

      5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

      6. The indemnification provided by this section shall be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      7. A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or
(ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

      8. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

      9. Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

      10. For the purpose of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

      11. For purposes of this section, the term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      The officers and directors of the Company have entered into indemnification agreements with the Company indemnifying such officers and directors to the extent allowed under the above Section 351.355 RSMo (1986).


      Article XIII of the Restated Articles of Consolidation of the Company provides as follows:

      ARTICLE THIRTEENTH. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was an employee of the Company acting within the scope and course of his or her employment or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by The Missouri General and Business Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. The Company may in its discretion by action of its Board of Directors provide indemnification to agents of the Company as provided for in this ARTICLE THIRTEENTH. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

      (b) Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE THIRTEENTH shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding the office of director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its directors and officers which provide greater indemnification rights than that generally provided by The Missouri General and Business Corporation Law; provided, however, that no such further indemnity shall indemnify any person from or on account of such director's or officer's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE THIRTEENTH after the date of approval of this ARTICLE THIRTEENTH by the Company's shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

      (c) Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE THIRTEENTH.

      (d) Amendment. This ARTICLE THIRTEENTH may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (a) the effective date of such amendment or repeal; (b) the expiration date of such person's then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (c) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

      The form of the Distribution Agreement filed in Exhibit 1 to this Registration Statement include provisions requiring the Agents to indemnify directors and officers of the Company in certain circumstances.

Item 16.  Exhibits.



Exhibit                       Description of
Number                           Document

1               Form of Distribution Agreement relating to the Notes.

4-a *General Mortgage Indenture and Deed of Trust dated as of December 1, 1986, between the Company and United Missouri Bank of Kansas City, n.a. (Exhibit 4-bb to Registration Statement, Registration No. 33-12737).

4-b *Third Supplemental Indenture dated as of April 1, 1991, to General Mortgage Indenture and Deed of Trust dated as of December 1, 1986, between the Company and United Missouri Bank of Kansas City, N.A. (Exhibit 4-aa to Registration Statement No. 33-42187).

4-c *Fourth Supplemental Indenture dated as of February 15, 1992, to General Mortgage Indenture and Deed of Trust dated as of December 1, 1986, between the Company and United Missouri Bank, n.a. (Exhibit 4-aa to Registration Statement No. 33-45736).

4-d *Fifth Supplemental Indenture dated as of September 15, 1992, to General Mortgage Indenture and Deed of Trust dated as of December 1, 1986, between the Company and United Missouri Bank, n.a. (Exhibit 4-a to Form 10-Q dated September 30,
                1992).

4-e              *Sixth Supplemental Indenture dated as November 1, 1992, to
                General Mortgage Indenture and Deed of Trust dated as of December 1, 1986, between the Company and United Missouri Bank, n.a. (Exhibit 4-z to Registration Statement No. 33-54196).

4-f *Seventh Supplemental Indenture dated as of October 1, 1993, to General Mortgage Indenture and Deed of Trust dated as of December 1, 1986, between the Company and United Missouri Bank, n.a. (Exhibit 4-a to Form 10-Q dated September 30,
                1993).

4-g *Eighth Supplemental Indenture dated as of December 1, 1993, to General Mortgage Indenture and Deed of Trust dated as of December 1, 1986, between the Company and United Missouri Bank, n.a (Exhibit 4 to Registration Statement No. 33-51799).

4-h *Ninth Supplemental Indenture dated as of February 1, 1994, to General Mortgage Indenture and Deed of Trust dated as of December 1, 1986, between the Company and United Missouri Bank, n.a. (Exhibit 4-h to Form 10-K dated December 31,
                1993).

4-i Form of Tenth Supplemental Indenture dated as of November 1, 1994, to General Mortgage Indenture and Deed of Trust dated as of December 1, 1986, between the Company and UMB Bank, N.A. creating the Pledged Bond to secure the Notes.

4-j Form of Note Indenture dated as of November 1, 1994, between the Company and The Bank of New York creating the Notes.

4-k *Note Indenture dated as of November 15, 1992, between the Company and The Bank of New York creating the Notes.

4-l *Note Indenture dated as of February 15, 1992, between the Company and The Bank of New York (Exhibit 4-bb to Registration Statement No. 33-45736).

4-m *Note Indenture dated as of April 1, 1991, between the Company and The Bank of New York (Exhibit 4-bb to
                Registration Statement, Registration No. 33-43187).

4-n *Resolution of Board of Directors Establishing 3.80% Cumulative Preferred Stock (Exhibit 2-R to Registration Statement, Registration No. 2-40239).

4-o *Resolution of Board of Directors Establishing 4% Cumulative Preferred Stock (Exhibit 2-S to Registration Statement, Registration No. 2-40239).

4-p *Resolution of Board of Directors Establishing 4.50% Cumulative Preferred Stock (Exhibit 2-T to Registration Statement, Registration No. 2-40239).

4-q *Resolution of Board of Directors Establishing 4.20% Cumulative Preferred Stock (Exhibit 2-U to Registration Statement, Registration No. 2-40239).

4-r *Resolution of Board of Directors Establishing 4.35% Cumulative Preferred Stock (Exhibit 2-V to Registration Statement, Registration No. 2-40239).

4-s             *Certificate of Designation of Board of Directors
                Establishing the $50,000,000 Cumulative No Par Preferred Stock, Auction Series A (Exhibit 4-a to Form 10-Q dated March 31, 1992).

5               Opinion of J. S. Latz, Vice President - Law, for the Company.

12              Statement re Computation of Ratios of Earnings to Fixed
                Charges.

23-a            Consent of Independent Public Accountants.

23-b            Consent of Counsel.

24              Powers of Attorney.

25-a            Statement of eligibility and qualification on Form T-1 of UMB
                Bank, N.A.

25-b Statement of eligibility and qualification on Form T-1 of The Bank of New York.

      Copies of the documents listed above which are identified with an asterisk have heretofore been filed with the Securities and Exchange Commission as exhibits to prior Registrations Statements and are incorporated herein by reference and made a part hereof. The exhibit number and file number of the documents so filed, and incorporated herein by reference, are stated in parenthesis in the description of such exhibit.

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in
      Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, and State of Missouri on the 3rd day of November, 1994.

                                          KANSAS CITY POWER & LIGHT COMPANY

                                          By       /s/Drue Jennings

                                                     (Drue Jennings)
                                          Chairman of the Board and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.


      Signature                     Title                             Date

                              Chairman of the Board         )
   /s/Drue Jennings           and President (Principal      )
     (Drue Jennings)          Executive Officer)            )
                                                            )
                              Senior Vice President-        )
  /s/B. J. Beaudoin           Finance and Business          )
    (B. J. Beaudoin)          Development (Principal        )
                              Financial Officer)            )
                                                            )
   /s/Neil Roadman            Controller (Principal         )
     (Neil Roadman)           Accounting Officer)           )
                                                            )
     David L. Bodde*          Director                      )
    (David L. Bodde)                                        )
                                                            )
    William H. Clark*         Director                      )
    (William H. Clark)                                      )
                                                            )
    Robert J. Dineen*         Director                      )
   (Robert J. Dineen)                                       ) November 3, 1994
                                                            )
     Arthur J. Doyle*         Director                      )
    (Arthur J. Doyle)                                       )
                                                            )
   W. Thomas Grant II*        Director                      )
  (W. Thomas Grant II)                                      )
                                                            )
 George E. Nettels, Jr.*      Director                      )
(George E. Nettels, Jr.)                                    )
                                                            )
   Linda Hood Talbott*        Director                      )
  (Linda Hood Talbott)                                      )
                                                            )
     Robert H. West*          Director                      )
    (Robert H. West)                                        )

*By     /s/Drue Jennings
          (Drue Jennings)
          Attorney-in-fact